EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                        INTERSCIENCE COMPUTER CORPORATION

      Walter Kornbluh and Stephen Crosson certify that:

      1. They are the President and Secretary, respectively, of Interscience Computer Corporation, a California corporation.

      2. Article I of the Articles of Incorporation of this Corporation is amended to read as follows:

            "The name of the Corporation is CaminoSoft Corp."

      3. Article III of the Articles of Incorporation of this Corporation is amended to read as follows:

            "The total number of shares of stock which the Corporation shall have authority to issue is 101,000,000, consisting of 1,000,000 shares of Preferred Stock, no par value (hereinafter referred to as "Preferred Stock"), and 100,000,000 shares of Common Stock, no par value (hereinafter referred to as "Common Stock").

            The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

            The Corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock."

      4. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.
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      5. The  foregoing  amendment  of Articles of  Incorporation  has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this corporation are 5,704,556 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

      We further declare under penalty of perjury under the laws of the State of California that we have read the foregoing and know the contents thereof and that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  April 27, 2000

                                              /S/ WALTER KORNBLUH
                                              ----------------------------------
                                              Walter Kornbluh


                                              /S/ STEPHEN CROSSON
                                              ----------------------------------
                                              Stephen Crosson